PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST ENHANCED EQUITY INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- March 14, 2019 -- First Trust Advisors L.P. ("FTA") announced today that Chartwell Investment Partners, LLC ("Chartwell"), investment sub-advisor for First Trust Enhanced Equity Income Fund (NYSE: FFA) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available MONDAY, MARCH 18, 2019, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON THURSDAY, APRIL 18, 2019. To listen to the update, follow these instructions:

--    Dial: (888) 203-1112; International (719) 457-0820; Passcode # 9978998 and
      PIN # 8138. The update will be available from Monday, March 18, 2019, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Thursday, April 18, 2019.

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income and gains and, to a lesser extent, capital appreciation. The Fund seeks to achieve its investment objective by investing in a diversified portfolio of equity securities and by writing (selling) covered call options on a portion of the equity securities in the fund's portfolio.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $125 billion as of February 28, 2019 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Chartwell is an investment firm focusing on institutional, sub-advisory, and private client relationships. The firm is a research-based equity and fixed-income manager with a disciplined, team-oriented investment process. As of February 28, 2019, Chartwell had approximately $9.8 billion in assets under management.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost. There can be no assurance that the Fund's investment objectives will be achieved. The Fund may not be appropriate for all investors.

Principal Risk Factors: Equity securities prices fluctuate for several reasons, including changes in investors' perceptions of the financial condition of an issuer or the general condition of the relevant stock market, or when political or economic events affecting the issuers or their industries occur.

The Fund may write (sell) covered call options on all or a portion of the equity securities held in the Fund's portfolio. The use of options may require the Fund to sell portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold an equity security that it might otherwise sell.

There is no guarantee that the issuers of the equity securities in which the Fund invests will declare dividends in the future or that if declared they will remain at current levels. There can be no assurance as to what portion of the distributions paid to the Fund's Common Shareholders will consist of tax-advantaged qualified dividend income.

Investment in non-U.S. securities is subject to the risk of currency fluctuations and to economic and political risks associated with such foreign countries.

The risks of investing in the Fund are spelled out in the prospectus, shareholder report and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA, the Internal Revenue Code or any other regulatory framework. Financial advisors are responsible for evaluating investment risks independently and for exercising independent judgment in determining whether investments are appropriate for their clients.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.

CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source: First Trust Advisors L.P.